EXHIBIT 12.1

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends

	Year Ended December 31,										Nine Months Ended September 30, 2003		Pro Forma Year Ended December 31, 2002		Pro Forma Nine Months Ended September 30, 2003
	1998		1999		2000		2001		2002
Loss before allocation to minority interest and preferred stock dividend	$(774)		$(8,900)		$(14,126)		$(12,760)		$(47,257)		$(31,148)		$(47,257)		$(31,148)
Fixed charges
Interest expense	547		7,634		14,279		14,972		43,887		42,990		43,887		42,990
Amortization of debt issue costs	200		700		1,212		1,896		4,129		2,925		4,129		2,925
Interest factor included in rental expense (1)	7		141		143		208		148		220		148		220
Total fixed charges	754		8,475		15,634		17,076		48,164		46,135		48,164		46,135
Loss before allocation to minority interest and preferred stock dividend fixed charges	(20)		(425)		1,508		4,316		907		14,987		907		14,987
Preferred stock dividends													10,625	(2)	7,969	(2)
Total fixed charges and preferred stock dividends	$754		$8,475		$15,634		$17,076		$48,164		$46,135		$58,789		$54,104
Ratio of earnings to combined fixed charges and preferred stock dividends (3)	(0.03	x)	(0.05	x)	0.10	x	0.25	x	0.02	x	0.32	x	.02	x	0.28	x
Deficiency in achieving a 1:1 coverage ratio	$774		$8,900		$14,126		$12,760		$47,257		$31,148		$57,882		$39,117

Pro Forma Adjusted Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends

	Adjusted Pro Forma Year Ended December 31, 2002	Adjusted Pro Forma Nine Months Ended September 30, 2003
Loss before allocation to minority interest and preferred stock dividend	$(37,010)	$(12,626)
Fixed Charges
Interest Expense	56,314	40,953
Amortization of Debt Issue Costs	5,200	3,572
Interest Factor included in rental expense (1)	148	220
Total Fixed Charges	61,662	44,745
Loss before allocation to minority interest and preferred stock dividends and fixed charges	24,652	32,119
Preferred Stock Dividends (2)	10,625	7,969
Total fixed charges and preferred dividends	$72,287	$52,714
Ratio of earnings to combined fixed charges and preferred stock dividends (3)(4)	0.34x	0.61x
Deficiency in achieving a 1:1 coverage ratio	$47,635	$20,595

(1)	Represents one-third of rental expense for the period presented which we believe is a reasonable approximation of the interest factor included in rental expense.
(2)	Represents the dividend on the 8.5% of $125 million Series A cumulative redeemable preferred stock offered as part of our preferred stock offering.
(3)	Calculated as loss before allocation to minority interest plus fixed charges divided by total fixed charges and preferred stock dividends.
(4)	Calculated as loss before allocation to minority interest less preferred stock dividends, based on the pro forma effect of the refinancing from our Series A preferred stock offering, including the effects of refinancing associated with our concurrent common stock offering, the financing transactions and the Hometown acquisition and our reorganization with respect to 2002 only.